FORM OF AMENDMENT EX-28.g.2.ii

AMENDMENT TO GLOBAL CUSTODIAL SERVICES AGREEMENT
THIS AMENDMENT to the Global Custodial Services Agreement between The DFA Investment Trust Company (the “Client”) and Citibank, N.A.  (“Citigroup”), dated December 21, 2012 (the “Agreement”), is entered into on the 31st day of March, 2015.
WITNESSETH:
WHEREAS, Citigroup and the Client desire to amend the Agreement in accordance with the provisions of Section 21(A) thereof;
NOW THEREFORE, in consideration of the above premises, Citigroup and the Client hereby amend the Agreement as follows:
1. Effective as of March 31, 2015, the following is added as new Section 12(C) of the Agreement:
(C)
Interfund Lending Program.  The Funds have received an exemptive order effective April 2, 2014 pursuant to certain sections of the 1940 Act, permitting loans (“Interfund Loans”) from any one of the Funds or portfolios thereof (the “Portfolios”) to any other of the Funds or Portfolios (the “Interfund Lending Program”) as set forth in Investment Company Act Release 30976, File No. 812-14208 (Notice) and Investment Company Act Release No. 31001, File 812-14208 (the “Exemptive Order”).  Each Fund, with respect to itself or certain of its Portfolios, has entered into an interfund lending facility, dated as of March 10, 2015, (the “Credit Facility”), so that each Fund, on behalf of itself or its Portfolios, may (i) borrow funds from time to time for temporary purposes (a Fund acting in such capacity, a “Borrower”) and (ii) loan funds from time to time to any such Borrower in accordance with the terms of the Credit Facility (a Fund acting in such capacity, a “Lender”).  Under the terms of the Exemptive Order, a Borrower may only borrow on an unsecured basis through the Credit Facility if there is no secured loan outstanding from any other lender and as such require certain modifications of its custodial lien, as otherwise described in this Section 12 above, in order to facilitate unsecured Interfund Loans.  As such, the parties agree that upon Custodian’s receipt of written notice from a Borrower that the Borrower intends to borrow on an unsecured basis from a Lender in accordance with the terms of the Interfund Lending Program, Custodian shall subordinate to the Lender its first priority security interest in the Borrower’s assets and shall fully subordinate payment of any custodial advances for the lesser of seven business days, measured from the Borrower’s receipt of the Interfund Loan, or payment of the Interfund Loan unless (i) the terms of such Interfund Loan violate the terms of the Exemptive Order or (ii) the Borrower’s total loans from any source exceed 10% of the Borrower’s net assets, in which event Custodian’s first priority security interest in the Fund’s assets shall be automatically reinstated with no further action by Custodian.  For the avoidance of doubt, the foregoing waiver shall not apply to Interfund Loans made on a secured basis; provided however, that any Interfund Loan made on a secured basis shall be secured on an equal priority basis with the Custodian’s security interest and the Custodian agrees that its security interest and the security interest of the Lender of an Interfund Loan shall be of equal priority regardless of the time of perfection.
For the avoidance of doubt, (i) each such waiver shall be automatic and not require the execution and delivery of any instrument or release or other action by Custodian to be effective (provided, however, that Custodian shall reasonably cooperate with any request made by the Borrower at any time or times for specific written or other confirmation of any such waiver in any instance), (ii) each such waiver shall occur whether or not there may at the time be outstanding obligations owing to Custodian that are (or without such waiver would be) secured by its security interest in the Borrower’s assets (provided, however, that the Borrower shall endeavor to satisfy any such outstanding obligations prior to its receipt of the Interfund Loan), and (iii) written notice(s) of borrowing under the Interfund Lending Program may be given to Custodian by the Borrower on multiple occasions, at any time or times so long as this letter remains in effect, pursuant to the foregoing sentence.
In addition, the purpose hereof, Custodian shall be deemed to receive any such notice of a borrowing under the Interfund Lending Program when the same is sent by electronic mail to dfamiddleofficece@citi.com or by facsimile to (212) 723-8426 or by such other facsimile or electronic address as Custodian may hereinafter designate by written notice to the Borrower:
2.	Except as set forth herein, all provisions of the Agreement shall remain in full force and effect.
3.	This Amendment may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same Amendment.
4.	Terms used herein but not defined herein shall have the meaning set forth in the Agreement.

IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers or representatives, effective as of the day and year first above written.
THE DFA INVESTMENT TRUST COMPANY	CITIBANK, N.A.
By:	By:
Name:	Name:
Title:	Title: